Exhibit 10.3

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this [Closing Date] (“Agreement”), among Victory Acquisition Corp. (“Victory”), a Delaware corporation; Eric J. Watson and Jonathan J. Ledecky and each of the other directors of Victory immediately prior to consummation of the Merger (“Victory Sponsors”); VantagePoint CDP Partners, L.P. (“VantagePoint”); and certain other stockholders of TouchTunes Corporation (“TouchTunes”) who are listed on Schedule A attached hereto (“TouchTunes Stockholders” and, collectively with the Victory Sponsors, VantagePoint, the “Stockholders”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, on March 23, 2009, each of Victory, VAC Merger Sub, Inc. (“Merger Sub”); and TouchTunes Corporation entered into an Agreement and Plan of Reorganization (“Merger Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into TouchTunes with TouchTunes being the surviving entity and becoming a wholly owned subsidiary of Victory (“Transaction”).

WHEREAS, at the effective time of the Transaction, as of the date hereof, each Stockholder owns beneficially and of record shares of Victory common stock as set forth opposite such Stockholder’s name on Schedule A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”)

WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING OF SHARES FOR DIRECTORS; VICTORY COVENANTS

SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the Shares of Victory Common Stock he, she or it now beneficially owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Victory, each person referred to as a “Director Designee”: four (4) persons who shall be the designees of VantagePoint, at least three of whom shall be “independent” within the meaning of the corporate governance standards of NYSE Amex (or such other national securities exchange upon which Victory’s common stock is then listed), with one (1) of such designees to stand for election in 2011 (“Class B Directors”), who shall initially be [—]; and three (3) of such designees to stand for election in 2012 (“Class C Directors”) who shall initially be [—], [—] and [—].

(c) the Chief Executive Officer of Victory (the “CEO Designee”), who shall be a Class [A] Director.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Victory’s governing documents except that each Stockholder (other than VantagePoint) agrees that he, she or it will not, as a stockholder, vote for the removal of such Director Designee unless VantagePoint is so voting in favor in which case such Stockholder shall also so vote in favor. Subject to Section 1.02, if a director is removed or resigns from office, the remaining directors of the group of parties voting together hereunder of which the vacating director is a member shall be entitled to appoint a successor.

All committees of the Board shall be formed in accordance with, and its members shall be qualified under, the applicable rules and regulations of the U.S. securities laws and the applicable stock exchange or such other principal trading market on which Victory’s securities trade.

During the term of this Agreement, with respect to any matter for which Victory stockholder approval is sought (other than the election of the Director Designees), each Stockholder (other than VantagePoint) agrees to vote the Shares of Victory Common Stock he, she or it now beneficially owns, or will hereafter acquire prior to the termination of this Agreement, in accordance with the recommendation of Victory’s Board of Directors unless VantagePoint has a material financial interest in such matter other than its interest as a Stockholder in which case such Stockholders are not limited in how they vote.

SECTION 1.02 Obligations of Victory. During the term of this Agreement, Victory shall take all necessary and desirable actions within its control to provide for the Board of Directors of Victory to be comprised of seven (7) members and to cause the Director Designees to be elected to the Board of Directors.

During the term of this Agreement, if any of the Director Designees, after election to the Board, thereafter is removed, resigns or is otherwise unable to serve as a director of the Company, VantagePoint shall be entitled to nominate a replacement designee, which designee will be chosen with the agreement of Victory, not to be unreasonably withheld, delayed or conditioned (such designee shall then also be considered a Director Designee for all purposes hereunder) (provided that, Victory’s failure to agree to such replacement may only be based on the Board of Director’s (or the nominating committee’s) good faith determination that such replacement clearly does not meet or comply with Victory’s applicable corporate governance guidelines or comparable governance standards), and the Board shall promptly appoint such Director Designee to the Board to serve the remaining term of the director such new Director Designee replaced. In proposing an individual as a replacement Director Designee pursuant to the immediately preceding sentence, VantagePoint shall provide Victory with such information regarding such individual as would be required to nominate such individual as a director pursuant to Victory’s By-laws.

During the term of this Agreement, Victory agrees that Victory’s Proxy Statements and proxy cards for the applicable annual meetings of Victory’s stockholders and all other solicitation materials to be delivered to stockholders in connection with such annual meetings shall be prepared in accordance with, and in furtherance of, this Agreement. During the term of this Agreement, Victory will provide VantagePoint with copies of any portion of proxy materials or other solicitation materials that contain statements relating to VantagePoint or its Director Designees, as applicable, or this Agreement a reasonable period (and, in any event, at least three business days) in advance of filing such materials with the Securities and Exchange Commission or disseminating the same in order to permit VantagePoint a reasonable opportunity to review and comment on such materials. VantagePoint will provide, as promptly as reasonably practicable, all information relating to their respective Director Designees (and other information, if any) to the extent required under applicable law to be included in Victory’s Proxy Statement and any other solicitation materials to be delivered to stockholders in connection with applicable annual meetings. During the term of this Agreement, Victory agrees that the nominating committee of the Board of Directors will meet from time to time with VantagePoint at its reasonable request to discuss the committee’s nominating criteria, the qualifications of the Director Designees or any proposed replacements thereof, the composition of the board and any other matters relating to the foregoing.

SECTION 1.03 Term of Agreement. The rights and obligations of the parties hereto shall terminate as follows:

(a) as to VantagePoint, its rights under Sections 1.01 and 1.02 shall terminate, when VantagePoint, together with any fund or entity managed by VantagePoint or by an entity controlling, controlled by, or under common control with VantagePoint, collectively beneficially own less than 50% of the aggregate number of shares of Victory common stock that VantagePoint, together with any fund or entity managed by VantagePoint or by an entity controlling, controlled by, or under common control with VantagePoint, collectively owned immediately following the effective time of the Transaction, and its obligations hereunder shall terminate immediately following the election or re-election of directors at the annual meeting of stockholders of Victory that will be held in 2012;

(b) the obligations of Victory Sponsors hereunder shall terminate immediately following the election or re-election of directors at the annual meeting of stockholders of Victory that will be held in 2012;

(c) the obligations of TouchTunes Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of stockholders of Victory that will be held in 2012; or

(d) The obligations of Victory pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of stockholders of Victory that will be held in 2012.

SECTION 1.04 Obligations as Director or Officer or Both. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of Victory from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his, her or its capacity as a stockholder of Victory and shall not apply to his, her or its actions, judgments or decisions as a director or officer of Victory if he or she is such a director or officer.

SECTION 1.05 Transfer of Shares. If any of the TouchTunes Stockholders desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement, executed by such TouchTunes Stockholder, or if any of the Victory Sponsors desires to transfer his, her or its shares to a permitted transferee pursuant to the [Escrow Agreement] of [date], it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreements or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreements or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

SECTION 1.06 Exchange Act Filings. Each of the parties hereto agrees to reasonably cooperate with the other parties with respect to any filings under the Exchange Act that are required to be made by the parties in connection with this Agreement and the performance thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby severally represents, warrants and covenants as follows:

SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Victory and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Transactions, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

Victory represents, warrants and covenants as follows:

SECTION 2.04 Authorization. Victory’s execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Victory, and (assuming due authorization, execution and delivery by the Stockholders) this Agreement constitutes a legal, valid and binding obligation of Victory, enforceable against Victory in accordance with its terms.

SECTION 2.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Victory does not, and the performance of this Agreement by Victory will not, (i) conflict with or violate Victory’s certificate of incorporation or By-laws in effect on the date hereof or any Legal Requirement applicable to Victory or by which any property or asset of Victory is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of Victory, including, without limitation, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by Victory does not, and the performance of this Agreement by Victory will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Victory of Victory’s obligations under this Agreement.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a) If to Victory:

Victory Acquisition Corp.

[—]

Facsimile: [    ]

with a mandatory copy to

Graubard Miller

405 Lexington Avenue

New York, NY 10174-1901

Attention: David Alan Miller, Esq.

Telephone No.: 212-818-8800

Facsimile No.: 212-818-8881

(b) If to the TouchTunes Stockholders:

VantagePoint CDP Partners LP

1001 Bayhill Drive

Suite 300

San Bruno, CA 94066

Attention: Neil Wolff, General Counsel

Telephone: 650-866-3100

Facsimile: 650-869-6078

(c) If to Victory Sponsors, to the applicable addresses set forth on Schedule A:

(d) If to TouchTunes Stockholders, to the applicable addresses set forth on Schedule A.

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement, collectively with the Lock–Up Agreements and the Merger Agreement, constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 3.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 3.11 Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

SECTION 3.12. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of VantagePoint, Victory Sponsors and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VICTORY ACQUISITION CORP.

By:
Name:
Title

VICTORY SPONSORS:

Eric J. Watson

Jonathan J. Ledecky

Richard Y. Roberts

Jay H. Nussbaum

Kerry Kennedy

Robert B. Hershov

Edward J. Mathias

Jimmie Lee Solomon, Jr.

VANTAGEPOINT CDP PARTNERS LP

VantagePoint CDP Associates L.P. its general partner

By:
Name:

VantagePoint CDP Associates L.L.C. its general partner

By:
Name:

TOUCHTUNES STOCKHOLDERS:

David Spencer

Joe Stafford

David Carlick

Pat Gallagher

Ron Greenberg

Joel Katz

Dan McCallister

Bill Meder

Geoff Mott

David Schwartz

Michael Tooker

Bob Weinschenck

MCCOMBS FAMILY PARTNERSHIP

By:
Name:
Title:

THREE LEE INVESTMENTS

By:
Name:
Title: